Exhibit 6.21

ASSET PURCHASE AGREEMENT

by and between

YOUNOW MEDIA, LLC

and

YOUNOW, INC.

Dated as of February 26, 2020

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of the 26th day of February, 2020, by and between YouNow Media, LLC, a Delaware limited liability company (“Purchaser”), and YouNow, Inc., a Delaware corporation (“Seller”). Certain capitalized terms used herein are defined in Article XI hereof.

W I T N E S S E T H:

WHEREAS, Seller owns and operates YouNow (the “App”), the live streaming video chat website and mobile application, and owns or otherwise has rights, title or interests in assets that relate primarily to, or are used primarily or held for use primarily in connection with the operation of, the App (collectively with the App, the “App Assets”); and

WHEREAS, Seller owns and operates the Props Project (the “Props Business”), including, but not limited to, the Props Blockchain, Props Pay and the Props Chain & Protocol Rewards Engine, described at www.propsproject.com/; and

WHEREAS, the Props Business rewards application developers and their users (including the App and its users), based on the value they generate for the Props Business; and

WHEREAS, the Props Business uses certain assets (“Props Assets”) in connection with the operation of the Props Business; and

WHEREAS, Purchaser wishes to purchase from Seller, and Seller wishes to sell to Purchaser, or cause to be sold to Purchaser, all of the App Assets, other than Excluded Assets (which Excluded Assets shall include the Props Assets) (collectively, the “Purchased Assets”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties agree as follows:

Article I
Purchase and Sale of Purchased Assets

1.1 Purchase and Sale of Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and take assignment, conveyance, transfer and delivery of, all of Seller’s rights, title and interests in and to the Purchased Assets, including:

(a) those Contracts of Seller that relate primarily to, or are used primarily or held for use primarily in connection with the operation of, the App, as set forth on Schedule 1.1(a)(1), including any Intellectual Property Agreements, but excluding those Contracts set forth on Schedule 1.1(a)(2) (collectively, the “Purchased Contracts”);

(b) those licenses and permits of Seller that relate primarily to, or are used primarily or held for use primarily in connection with the operation of, the App, as set forth on Schedule 1.1(b)(1), including but not limited to licenses and permits to any Licensed Intellectual Property and any Open Source Asset (provided, however, that Open Source Assets need not be listed on Schedule 1.1(b)(1)), other than any excluded licenses and permits set forth on Schedule 1.1(b)(2), (collectively, the “Purchased Licenses”);

(c) those rights to Intellectual Property Assets, as set forth on Schedule 1.1(c)(1), other than any excluded Intellectual Property set forth on Schedule 1.1(c)(2) (the “Purchased Intellectual Property”); provided, that notwithstanding any provision of this Agreement to the contrary, Purchaser hereby grants to Seller an irrevocable, perpetual, worldwide license to use the name “YouNow” as part of Seller’s corporate name, solely in connection with the continued operation of the Props Business;

(d) all office equipment and App IT Systems (to the extent such App IT Systems are set forth on Schedule 1.1(d)) (not including desks, conference tables, chairs, or other furniture or fixtures, or other items of personal property of any sort) of Seller that relate primarily to, or are used primarily or held for use primarily in connection with the operation of, the App, other than any such items that are Excluded Assets (collectively, the “Purchased Tangible Personal Property”);

(e) all information, records, documents and files of Seller that relate in a material way to, or are used primarily or held for use in connection with the operation of, the App, or that relate to any Assumed Liabilities, other than any Excluded Records (collectively, the “Purchased Records”); provided, that Seller shall be entitled to keep a copy of all Purchased Records;

(f) all rights of Seller under warranties, indemnities and similar rights against third parties to the extent related to any Purchased Assets;

(g) all prepaid expenses of Seller incurred in connection with Seller’s use or acquisition of any Purchased Assets, as further set forth on Schedule 1.1(g), but only to the extent that the benefit of such prepaid expenses has not yet been realized as of the date of Closing, provided, however, that Purchaser shall reimburse Seller for any such prepaid expenses;

(h) All Source Code;

(i) All Social Media Accounts, and all credentials and content created or used in connection therewith;

(j) any other assets of Seller set forth on Schedule 1.1(j) (the “Additional Acquired Assets”); and

(k) those accounts receivable set forth on Schedule 1.1(k) (the “Acquired Accounts Receivable”). For the avoidance of doubt, the Acquired Accounts Receivable shall exclude any Actual Pollen Closing Date Accounts Receivable Amount to which Purchaser is entitled pursuant to Section 7.2(e) of this Agreement.

1.2 Excluded Assets. Purchaser acknowledges and agrees that, notwithstanding any provision of this Agreement to the contrary, Seller is not selling, assigning, conveying, transferring or delivering to Purchaser any assets of Seller that relate primarily to, or are used primarily or held for use primarily in connection with the Props Business (collectively, the “Excluded Assets”), including:

(a) any excluded Contracts, as set forth on Schedule 1.1(a)(2);

(b) any excluded licenses and permits, as set forth on Schedule 1.1(b)(2);

(c) any excluded Intellectual Property, as set forth on Schedule 1.1(c)(2);

(d) all cash, bank accounts, deposits, marketable securities, security deposits, investments and liquid assets, other than the Additional Acquired Assets;

(e) all accounts receivable, notes receivable and all other claims or rights against third parties as of the Closing and all proceeds of any of the foregoing (without limiting the foregoing, Seller shall be entitled to receive, and the receivables retained by Seller shall include, all amounts receivable from customers for all sales recorded prior to the Closing), other than the Acquired Accounts Receivable;

(f) all rights to the name “Props”, including any trademarks, trade names, logos, service marks or domain names using or incorporating such name or any similar name or mark, whether or not registered;

(g) all Props Tokens owned by Seller or any of its affiliates, other than Props Tokens conveyed or to be conveyed under the terms of that certain cashless YouNow Props Services Agreement between Seller and Purchaser, dated as of or prior to the Closing Date and substantially in the form of Exhibit A hereto (the “YouNow Props Services Agreement”);

(h) all rights of Seller under any insurance policies, including all rights to any insurance proceeds thereunder, except to the extent such proceeds are paid in respect of damage to Purchased Assets;

(i) all rights of Seller under any Benefit Plans;

(j) all equity interests in Seller;

(k) any information, records, documents and files of Seller subject to attorney-client privilege or attorney work product protection; relating primarily to Benefit Plans (including pricing data) or Excluded Assets; or constituting, for periods prior to the Closing, medical or other personal, private information of individuals or organizational documents, minutes or resolutions of Seller’s directors, shareholders or subsidiaries (collectively, the “Excluded Records”);

(l) any tangible personal property, including furniture and fixtures, used by Seller but not owned by Seller;

(m) any other assets that do not relate primarily to, or are not used primarily or held for use primarily in connection with the operation of, the App;

(n) any other furniture or fixtures owned by Seller;

(o) any assets of Seller that relate primarily to, or are used primarily or held for use primarily in connection with the Props Business, as set forth on Schedule 1.2(p); and

(p) Seller’s rights under this Agreement and the other Transaction Documents.

1.3 Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall assume, and agree to pay, perform, fulfill and discharge, and Seller shall assign and no longer pay, perform, fulfill and discharge, the following Liabilities (collectively, the “Assumed Liabilities”):

(a) any and all Liabilities of Seller arising after the Closing in connection with any of the Purchased Assets identified in Sections 1.1(a) through 1.1(i);

(b) any and all Liabilities of Seller arising after the Closing in connection with the operation of the App, including in connection with any torts, violations of Law or breaches of any Purchased Contract in connection with the operation of the App alleged to have occurred after the Closing;

(c) any and all Liabilities (including the employer portion of Social Security and Medicare Taxes and obligations to withhold and pay the retained portion of Employee withholding Taxes) of Seller arising after the Closing and owed to or in respect of Continuing Employees;

(d) fifty percent (50%) of any and all sales, use or other transfer Taxes and all filing and recording fees (and any penalties or interest associated with such Taxes and fees) applicable to the transfer of the Purchased Assets pursuant to this Agreement (“Transfer Taxes”);

(e) any and all Liabilities arising in connection with that certain financing arrangement (the “Pollen Liabilities”) between Pollen Capital Americas, Inc. and Seller evidenced by the Loan Agreement, dated November 15, 2019, between YouNow, Inc. and Pollen Capital Americas, Inc.; and

(f) any other Liabilities of Seller set forth on Schedule 1.3(f).

1.4 Excluded Liabilities. Seller acknowledges and agrees that, notwithstanding any provision of this Agreement to the contrary, Purchaser is not assuming, and does not agree to pay, perform, fulfill or discharge, the following Liabilities (collectively, the “Excluded Liabilities”):

(a) any and all Liabilities of Seller arising in connection with any of the Excluded Assets identified in Sections 1.2(a) through 1.2(m);

(b) any and all Liabilities of Seller arising prior to the Closing in connection with the operation of the App, including in connection with any torts, violations of Law or breaches of any Purchased Contract alleged to have occurred prior to the Closing;

(c) any and all Liabilities (including the employer portion of Social Security and Medicare Taxes, obligations to withhold and pay the retained portion of Employee withholding Taxes and leave balance obligations (if any)) of Seller arising prior to the Closing;

(d) all accounts payable and trade payables of Seller prior to the Closing, other than those identified as Assumed Liabilities;

(e) all accrued expenses of Seller prior to the Closing, other than those identified as Assumed Liabilities;

(f) any and all Liabilities arising in connection with the Seller’s operation of the Props Business before or after the Closing; and

(g) Seller’s Liabilities under this Agreement and the other Transaction Documents.

Article II
Escrow Agreement; Escrow Amount

2.1 Prior to the date of this Agreement, Purchaser, Seller and SunTrust Bank (the “Escrow Agent”) entered into an escrow agreement (the “Escrow Agreement”), under the terms of which Purchaser placed in escrow, with the Escrow Agent, an amount equal to $250,000 (the “Escrow Amount”).

2.2 At the Closing, upon payment of the Closing Purchase Price Payment, Purchaser and Seller agree to take all necessary steps to instruct the Escrow Agent to deliver the Escrow Amount to the Purchaser.

Article III
Closing; Purchase Price

3.1 Closing. The consummation of the purchase of the Purchased Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, New York, New York, at 10:00 A.M. on February 26, 2020, if all of the conditions precedent set forth in Article VII have been satisfied or waived; or, if not, on such other time and place as agreed by the parties (the actual date of the Closing, the “Closing Date”); provided, that the parties may agree that the Closing take place via a conference call among the parties hereto and the electronic exchange of some or all of closing deliverables, and the physical delivery of any closing deliverables not electronically delivered.

3.2 Purchase Price. The aggregate consideration to be paid for the Purchased Assets (the “Purchase Price”) shall be an amount equal to Five Hundred Thousand Dollars ($500,000), subject to the transfer of $250,000 in working capital to Purchaser, which will result in net consideration paid to Seller at Closing of $250,000 (the “Closing Purchase Price Payment”).

3.3 Purchase Price Adjustment for Pollen Liabilities. The parties understand and agree that the Purchase Price shall be adjusted in accordance with the terms of Section 7.2(c).

3.4 Acquired Accounts Receivable. The parties understand and agree that the Purchase Price shall be adjusted after the Closing Date to compensate Seller for the value of the Acquired Accounts Receivable. The parties agree that no payments shall be made under this Section 3.4 until and unless Purchaser receives payment in respect of the Acquired Accounts Receivable, and that, when Purchaser receives one or more payments in respect of the Acquired Accounts Receivable, Purchaser promptly will remit the full amount of such payment(s) to Seller. Amounts paid hereunder shall not count toward or against working capital transferred pursuant to Section 3.2.

3.5 Assumed Liabilities. To the extent that Seller makes any payment after the Closing Date in respect of any Assumed Liabilities, Seller will inform Purchaser of the amount of such payment and the Assumed Liabilities to which it relates, and Purchaser shall promptly remit full reimbursement for such payment to Seller. Amounts paid hereunder shall not count toward or against working capital transferred pursuant to Section 3.2.

Article 4
Representations and Warranties of Seller

Seller hereby represents and warrants to Purchaser that, except as set forth in the applicable Schedules:

4.1 Due Organization. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite power and authority to own and operate the App as it is now owned and operated. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of their respective Purchased Assets or the operation of the App as currently operated makes such licensing or qualification necessary, except where failures to be so licensed or qualified would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.2 Due Authorization. Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party have been duly and validly approved by the board of directors of Seller and no other corporate actions or proceedings on the part of Seller are necessary to authorize this Agreement, the other Transaction Documents to which Seller is a party and the transactions contemplated hereby and thereby. Seller has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) the other Transaction Documents to which it is a party. Each of this Agreement and the other Transaction Documents to which Seller is a party constitutes, upon execution and delivery by Seller, the legal, valid and binding obligation of Seller, enforceable against Seller according to its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally or by equitable principles.

4.3 Consents and Approvals; Authority Relative to this Agreement. Except as otherwise set forth on Schedule 4.3, (i) the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby will not (a) violate any Law applicable to Seller; (b) violate, conflict with, result in a breach or default under, result in the acceleration of or create in any party the right to accelerate, terminate or cancel any Contract to which the operation of the App is subject; or (c) violate or conflict with the Certificate of Incorporation or Bylaws of Seller; except, in the cases of clauses (a) or (b) above, in such instances as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect), and (ii) no consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any Governmental Authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby (the “Necessary Consents”) except to the extent that the failure to obtain such Necessary Consents would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

4.4 Absence of Certain Events. Since January 16, 2020 and through the date of this Agreement (i) Seller has operated the App in the ordinary course of business, and Seller has not used any Purchased Assets other than in the ordinary course of business or experience, and (ii) Seller has not experienced any Material Adverse Effect with respect to the foregoing.

4.5 Purchased Assets. Seller has good and valid title to, and is the lawful owner of, or has a valid leasehold interest in, its Purchased Assets, free and clear of any Lien, except (a) Liens which shall be removed prior to the Closing; (b) mechanic, carrier, workers’ and other similar Liens arising in the ordinary course of business and consistent with past practice; (c) minor imperfections of title, if any, none of which is substantial in amount, materially detract from the value of the Purchased Asset subject thereto or materially impair the operation of the Purchased Assets; (d) any Lien associated with the Pollen Liabilities; and (e) Liens for Taxes not yet due and payable (collectively, the “Permitted Liens”).

4.6 Purchased Contracts

(a) Seller is not in default or breach in any material respect under the terms of any Purchased Contract and, to Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material default or breach by Seller under any Purchased Contract. To Seller’s Knowledge, (i) no Purchased Contract has been materially defaulted on or breached, or canceled, by any other party thereto, and (ii) no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material default or breach, or cancellation by any other party to any Purchaser Contract. Seller has not assigned, delegated or otherwise transferred to any person any of its rights, title or interests under any Purchased Contract. Each Purchased Contract is legal, valid and binding against Seller and, to Seller’s Knowledge, the other parties thereto, and in full force and effect and, subject to the terms of this Agreement, will continue as such following the consummation of the transactions contemplated hereby.

(b) Seller has made available to Purchaser true and complete copies of each written Purchased Contract.

4.7 Purchased Licenses. The Purchased Licenses include all licenses and permits necessary for the lawful operation of the App, except where failures to have any such license or permit would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.8 Purchased Intellectual Property.

(a) Schedule 1.1(c)(1) contains a correct, current and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; (ii) all unregistered trademarks included in the Purchased Intellectual Property; (iii) all software included in the Purchased Intellectual Property; and (iv) all other Purchased Intellectual Property. For the avoidance of doubt, Seller represents and warrants that the Purchased Intellectual Property includes all Intellectual Property Assets, other than any excluded Intellectual Property set forth on Schedule 1.1(c)(2), necessary for the operation of the App as of the date of Closing.

(b) Schedule 1.1(a)(1) contains a correct, current and complete list of all Intellectual Property Agreements. Seller has provided Purchaser with true and complete copies (or in the case of any oral agreements, an accurate and commercially reasonable written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor any other party thereto is to Seller’s Knowledge, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.

(c) Except as set forth in Schedule 1.1(c)(1), Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Purchased Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the operation of the App as currently operated, in each case, free and clear of Liens other than Permitted Liens. The Purchased Intellectual Property, together with the Licensed Intellectual Property and the Open Source Assets, are all of the Intellectual Property necessary to operate the App as presently operated.

(d) Source Code.

(i) Seller is in actual possession of and has exclusive control over a complete and correct copy of all Source Code. Except for application programming interfaces and other interface code that is generally available to customers, Seller has not disclosed, delivered, licensed or otherwise made available to any person other than (i) Seller’s employees, agents and contractors having a need for access to such Source Code, and (ii) other persons to whom Seller disclosed such Source Code after such persons executed valid and enforceable agreements not to disclose such Source Code. Seller does not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license or otherwise make available, any material portion of the Source Code for any Intellectual Property Asset to any third party. Without limiting the foregoing, neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, or would reasonably be expected to, result in the release from escrow or other delivery to any person of any material portion of the Source Code for any Intellectual Property Asset.

(ii) To Seller’s Knowledge, as of the date hereof, there has been no unauthorized theft, reverse engineering, decompiling, disassembling or other unauthorized disclosure of or access to any material portion of the Source Code for any Intellectual Property Asset.

(e) Open Source Software.

(i) Schedule 4.8(e) sets forth a correct, current and complete list of each item of Open Source Software that is or has been used by Seller in the development of or incorporated into, combined with, linked with, distributed with, provided to any person as a service, provided via a network as a service or application, or otherwise made available with, any Intellectual Property Asset (“Open Source Asset”).

(ii) To Seller’s Knowledge, Seller has complied in all respects with all notice, attribution and other requirements of each license applicable to the Open Source Asset.

(iii) To Seller’s Knowledge, Seller has not used any Open Source Asset in a manner that does, will, or would reasonably be expected to require the (A) disclosure or distribution of any Intellectual Property Asset or any Source Code; (B) license or other provision of any Intellectual Property Asset or any other material proprietary software on a royalty-free basis; or (C) grant of any patent license, non-assertion covenant or other rights under any Intellectual Property or rights to modify, make derivative works based on, decompile, disassemble or reverse engineer any Intellectual Property Asset or any other proprietary software.

(f) To Seller’s Knowledge, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other person in respect of, the Purchaser’s right to own or use any Intellectual Property Asset, including Licensed Intellectual Property, in the operation of the App as currently operated. Immediately following the Closing, (i) all Purchased Intellectual Property will be owned or available for use, and (ii) all Open Source Assets and Licensed Intellectual Property will be available for use, by Purchaser on terms that are materially the same as when they were owned or available for use by Seller immediately prior to the Closing.

(g) To Seller’s Knowledge, all rights, title and interests to Intellectual Property Assets and the Licensed Intellectual Property and the Open Source Assets, are, as applicable, valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. Seller has taken commercially reasonable steps to maintain and enforce its rights with respect to the Intellectual Property Assets and all Licensed Intellectual Property and all Open Source Assets, to preserve the confidentiality of all trade secrets included in the Intellectual Property Assets and to satisfy all confidentiality obligations of Seller with respect to all Licensed Intellectual Property and Open Source Assets. All required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. Seller has provided Purchaser with true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments and other instruments relating to the Intellectual Property Registrations.

(h) The operation of the App as currently and formerly operated, including the use of the Intellectual Property Assets, including the Licensed Intellectual Property in connection therewith, and the products, processes, and services of the App operations have not, to Seller’s Knowledge, infringed, misappropriated or otherwise violated and will not, to Seller’s Knowledge, infringe, misappropriate or otherwise violate the Intellectual Property or other rights of any person. No person has, to Seller’s Knowledge, infringed, misappropriated or otherwise violated any Purchased Intellectual Property, including Licensed Intellectual Property.

(i) There are no actions (including any opposition, cancellation, revocation, review or other proceeding), whether settled, pending or, to Seller’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging that the App infringes, misappropriates, or otherwise violates the Intellectual Property of any third person; (ii) challenging the validity, enforceability, registrability, patentability or ownership of any Intellectual Property Asset; (iii) challenging the Seller’s authorization to use any Licensed Intellectual Property or Open Source Asset; or (iv) by Seller or any other person alleging any infringement, misappropriation or other violation by any person of any Intellectual Property Asset. To Seller’s Knowledge, there are not any facts or circumstances that could reasonably be expected to give rise to any such action. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Purchased Intellectual Property, including Licensed Intellectual Property.

(j) Schedule 4.8(j) contains a correct, current, and complete list of all social media accounts, sites and services used by Seller in connection with the Purchased Intellectual Property (the “Social Media Accounts”). To Seller’s Knowledge, Seller has complied in all material respects with all terms of use, terms of service and other Contracts and all associated policies and guidelines relating to its use of any Social Media Accounts (“Social Media Agreements”), and there are no actions settled, pending or threatened alleging (A) any breach or other violation of any Social Media Agreement by Seller; or (B) defamation, any violation of publicity rights of any person, or any other violation by Seller in connection with its use of Social Media Account.

(k) All App IT Systems are in good working condition and are sufficient for the operation of the App as currently operated. In the past twelve (12) months there has been no malfunction, failure, continued substandard performance, denial-of-service or other cyber incident, including any cyberattack, or other impairment of the App IT Systems that has resulted or may result in material disruption or damage to the App and that has not been remedied. Seller has taken all commercially reasonable steps to safeguard the confidentiality, availability, security and integrity of the App IT Systems, including implementing and maintaining appropriate backup, disaster recovery and software and hardware support arrangements.

(l) Privacy; Data Security.

(i) With respect to the operation of the App, Seller, and, to Seller’s Knowledge, all vendors, processors, or other third parties acting for or on behalf of Seller in connection with the Processing of Personal Information or that otherwise have been authorized to have access to Personal Information in the possession or control of Seller, comply and at all times in the past have complied, in all material respects with all of the following in connection with the operation of the App: (A) Privacy Laws; (B) rules of self-regulatory organizations, including the Payment Card Industry Data Security Standard; (C) industry standards, guidelines and best practices, including the National Institute of Standards and Technology (NIST) Cybersecurity Framework; (D) the App Privacy and Data Security Policies; and (E) all obligations or restrictions concerning the privacy, security or Processing of Personal Information under any Contract to which Seller is a party or otherwise bound as of the date hereof.

(ii) To Seller’s Knowledge, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the transfer to Purchaser of all Personal Information in the possession or control of Seller in connection with the App, do not and will not: (A) conflict with or result in a violation or breach of any Privacy Laws or App Privacy and Data Security Policies (as currently existing or as existing at any time during which any Personal Information was collected or Processed by or for Seller in the operation of the App); or (B) require the consent of or notice to any person concerning such person’s Personal Information.

(iii) Seller has posted to each of its websites and mobile applications and published or otherwise made available in connection with the App a Privacy and Data Security Policy. To Seller’s Knowledge, no disclosure or representation made or contained in any App Privacy and Data Security Policy has been found to be inaccurate, misleading, deceptive or in violation of any Privacy Laws (including by containing any material omission), and Seller’s practices with respect to the Processing of Personal Information in connection with the App conform, and at all times in the past have conformed, to the App Privacy and Data Security Policies that govern the use of such Personal Information in all material respects. Seller has delivered or made available to Purchaser true, complete and correct copies of all App Privacy and Data Security Policies that are currently in effect.

(iv) In the past twenty-four (24) months, except as set forth in Schedule 4.8(l)(iv), (A) no Personal Information in the possession or control of Seller, or held or Processed by any vendor, processor, or other third party for or on behalf of Seller, in the operation of the App has been subject to any data or security breach or unauthorized access, disclosure, use, loss, denial or loss of use, alteration, destruction, compromise or Processing (a “Security Incident”), and (B) Seller has not notified and, to Seller’s Knowledge, there have been no facts or circumstances that would require Seller to notify, any Governmental Authority or other person of any Security Incident in connection with the operation of the App.

(v) In the past twenty-four (24) months, except as set forth in Schedule 4.8(l)(v), Seller has not received any notice, request, claim, complaint, correspondence or other communication in writing from any Governmental Authority or other person, and there has not been any audit, investigation, enforcement action (including any fines or other sanctions) or other action relating to, any actual, alleged or suspected Security Incident or violation of any Privacy Law involving Personal Information in the possession or control of Seller, or held or Processed by any vendor, processor or other third party for or on behalf of Seller, in connection with the operation of the App, except in such instances as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(vi) In connection with the operation of the App, Seller has at all times in the past implemented and maintained, and has used commercially reasonable practices to ensure that all vendors, processors, and other third parties that Process any Personal Information for or on behalf of Seller to implement and maintain, all commercially reasonable and at a minimum industry standard security measures, plans, procedures, controls, and programs, including written information security programs, to (A) identify and address internal and external risks to the privacy and security of Personal Information in its possession or control; (B) implement, monitor, and improve adequate and effective administrative, technical, and physical safeguards to protect such Personal Information and the operation, integrity, and security of its software, systems, applications, and websites involved in the Processing of Personal Information; and (C) provide notification in compliance with applicable Privacy Laws in the case of any Security Incident.

(vii) In the past, Seller has at least annually performed a security risk assessment and a privacy impact assessment, in each case to the extent required by applicable Privacy Laws or industry standards. Seller has used reasonable efforts to address and remediate all critical threats and deficiencies identified in each such assessment.

4.9 Purchased Tangible Personal Property. Schedule 4.9 sets forth a true and complete list of each item of Purchased Tangible Personal Property with an estimated value in excess of $25,000. Such Purchased Tangible Personal Property is in working condition and regularly maintained, subject to normal wear and tear.

4.10 Real Property. Seller does not own any real property that is used in connection with the operation of the App as currently operated. Schedule 4.10 sets forth a true and complete list of all of Seller’s real property leases (“Real Property Leases”), together with the address of the real property leased thereunder (the “Leased Real Property”). There are no written leases, subleases, licenses or other agreements granting to any other person the right of use or occupancy of any material portion of the Leased Real Property (other than Permitted Liens). Seller has made available to Purchaser true and complete copies of each written Real Property Lease and all written amendments and modifications thereto. To Seller’s Knowledge, each Real Property Lease is legal, valid, enforceable and in full force and effect. There is no option to purchase, right of first offer, right of first refusal or other provision granting Seller any right to acquire the Leased Real Property. Seller is in possession and has quiet enjoyment of the Leased Real Property. Seller is not in material breach or default under such Real Property Lease, and, to Seller’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease by the other party thereto. All buildings, structures, improvements, fixtures and building systems included in the Leased Real Property, including any leasehold improvements (collectively, the “Building Structures”), are in working order. To Seller’s Knowledge, there are (i) no structural deficiencies or latent defects affecting any of the Building Structures in any material respect, and (ii) no facts or conditions affecting any of the Building Structures which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Building Structures.

4.11 Labor and Employment Matters

(a) Schedule 4.11 sets forth a true and complete list of all Employees and individual independent contractors whose functions and responsibilities relate primarily to, or are primarily in connection with, the operation of the App, and, in respect of each such Employee or independent contractor, his or her status as an hourly or non-hourly Employee or independent contractor, hire date or contract start date, title (if any), base salary (or contractual compensation) and guaranteed incentive compensation, if any.

(b) As of the date of this Agreement, there are no pending or, to Seller’s Knowledge, threatened material labor or employment claims, grievances, actions or other legal proceedings against Seller.

4.12 Taxes. Except in such instances as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (a) all federal, state, local and foreign Tax Returns required by Law to be filed by Seller has been duly filed in a timely manner, and all such Tax Returns were true and complete in all material respects; (b) Seller does not have any material liability due and payable for federal, state, local or foreign Taxes (other than Taxes that are being contested in good faith) that have not been paid or reserved for; (c) to Seller’s Knowledge, Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party; (d) Seller has not received any written notice of deficiency or assessment from any taxing Governmental Authority with respect to material liabilities for Taxes which have not been fully paid or finally settled; and (e) no audit, examination or other proceeding regarding Taxes is in progress or threatened in writing with respect to Seller.

4.13 Compliance with Law. Seller’s operation of the App is in compliance with all applicable Laws, except in such instances as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.14 Litigation.

(a) Except as listed on Schedule 4.14(a), there are no actions pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting App operations, the Purchased Assets or the Assumed Liabilities, or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and the other Transaction Documents. No event has occurred and no circumstances exist that may reasonably be expected to give rise to, or serve as a basis for, any such action.

(b) There are no outstanding orders of any Governmental Authority or unsatisfied judgments or awards to which Seller is subject or to which its assets are bound that would reasonably be expected to have a material and adverse effect on the ability of Seller to perform its obligations under this Agreement or any of the other Transaction Documents.

4.15 Financial Information. Seller has delivered to Purchaser a copy of management’s unaudited calculation of revenues for Seller for the period ended December 31, 2019, showing the revenues resulting from App operations for such year (the “Financial Statements”). The Financial Statements fairly present, in all material respects, the revenues of App operations for such year.

4.16 Shareholder Approval. The transactions contemplated by this Agreement and the other Transaction Documents have been duly approved by the shareholders of Seller.

4.17 Brokers. Seller has not used any broker or finder in connection with the transactions contemplated by this Agreement and the other Transaction Documents, and neither Purchaser nor any Affiliate of Purchaser has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder’s fee or other commission of any person retained by Seller in connection with any of the transactions contemplated by this Agreement and the other Transaction Documents.

Article 5
Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller that:

5.1 Due Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite power and authority to own, lease and operate its properties and to carry on its business as they are now being owned, leased, operated and carried on.

5.2 Due Authorization. Purchaser has full power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which it is a party have been duly and validly approved under the certificate of formation, operating agreement and similar organizational documents of Purchaser and no other actions or proceedings on the part of Purchaser are necessary to authorize this Agreement, the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby. Purchaser has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) the other Transaction Documents to which it is a party. Each of this Agreement and the other Transaction Documents to which Purchaser is a party constitutes, upon execution and delivery by Purchaser, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser according to its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally or by equitable principles.

5.3 Consents and Approvals; Authority Relative to this Agreement. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which it is party and the consummation of the transactions contemplated hereby and thereby will not (a) violate any Law applicable to Purchaser; (b) violate, conflict with, result in a breach or default under, result in the acceleration of or create in any party the right to accelerate, terminate or cancel any Contract to which Purchaser is a party or by which Purchaser or any of its assets or properties are subject or bound; or (c) violate or conflict with the certificate of formation, operating agreement and similar organizational documents of Purchaser; except, in the cases of clauses (a) or (b) above, in such instances as would not have a material adverse effect on Purchaser or its ability to perform its obligations under this Agreement or any of the other Transaction Documents.

5.4 Patriot Act and OFAC Compliance. Neither Purchaser nor its Affiliates, nor any of their respective directors (or members of a similar governing body), officers or employees (any of the foregoing, a “Purchaser Covered Person”) have engaged in transactions involving funds derived from illegal activity including money laundering, nor is any Purchaser Covered Person under investigation for, nor has any Purchaser Covered Person previously been charged with, violating any Laws prohibiting money laundering, including Laws administered by OFAC and the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001 (and any other subsequent amendments), and its implementing regulations, and all other applicable anti-money laundering Laws. The source of funds for the Purchase Price was entirely from persons that do not appear on OFAC’s Specially Designated Nationals List (the “SDN List”) and that are not otherwise blocked by U.S. government sanctions, and, to the knowledge of Purchaser, no person that is a source of funds for the Purchase Price is acting for or on behalf of any person that appears on the SDN List. Neither Purchaser nor its Affiliates are, to the best of Purchaser’s knowledge, acting, directly or indirectly, for or on behalf of any terrorist, terrorist organization or narcotics trafficker. No Purchaser Covered Person: (i) appears on the SDN List or (ii) is a politically exposed person (as defined in guidance issued by the Financial Action Task Force) or a senior foreign political figure or a family member or close associate of such a figure. No Purchaser Covered Person, nor to the best of Purchaser’s knowledge, any agents of Purchaser or its Affiliates: (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included on the SDN List; (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked by U.S. government sanctions; or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any anti-money laundering and anti-terrorism Laws to which they are subject.

5.5 Finances; Solvency. Purchaser has available funds necessary to pay the Closing Purchase Price Payment and to pay any other amounts payable pursuant to this Agreement (including, but not limited to, any reimbursements or adjustments) or the other Transaction Documents and to effect the transactions contemplated hereby and thereby. Purchaser will not become insolvent as a result of consummating the transactions contemplated by this Agreement or the other Transaction Documents.

5.6 Purchaser’s Examination. Purchaser and its Representatives have received or been given access to all of the information described or referred to in this Agreement and all other information requested by them. Purchaser and its Representatives have been afforded the opportunity to meet with, ask questions of and receive answers from the management of Seller regarding the operation of the App, the Purchased Assets and the Assumed Liabilities, in each case in connection with the determination by Purchaser to enter into this Agreement and the other Transaction Documents and consummate the transactions contemplated hereby and thereby, and all such questions have been answered to the satisfaction of Purchaser, subject however to Section 7.1 of this Agreement.

5.7 Litigation.

(a) There are no actions pending or, to Purchaser’s knowledge, threatened against or by Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and the other Transaction Documents. No event has occurred and no circumstances exist that may reasonably be expected to give rise to, or serve as a basis for, any such action.

(b) There are no outstanding orders of any Governmental Authority or unsatisfied judgments or awards to which Purchaser is subject or to which its assets are bound that would reasonably be expected to have a material and adverse effect on the ability of Purchaser to perform its obligations under this Agreement or any of the other Transaction Documents.

5.8 Brokers. Purchaser has not used any broker or finder in connection with the transactions contemplated by this Agreement and the other Transaction Documents, and neither Seller nor any Affiliate of Seller has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder’s fee or other commission of any person retained by Seller in connection with any of the transactions contemplated by this Agreement and the other Transaction Documents.

Article 6
Covenants

6.1 [Deliberately omitted]

6.2 Efforts. Subject to the terms and conditions hereof, each party hereto shall use its commercially reasonable efforts to consummate the transactions contemplated hereby and in the other. Transaction Documents as promptly as practicable. Each of Seller and Purchaser will as promptly as practicable use its commercially reasonable efforts to make all required filings with, and take all reasonable steps to obtain the required authorizations, approvals, consents and other actions of, Governmental Authorities.

6.3 Employees; Employee Benefits.

(a) The Employees will cease being employees of Seller as of the Closing Date. Except as otherwise provided in Schedule 6.3(a), Purchaser shall not be required to offer employment to any Employee; provided, however, that Purchaser will in good faith interview and consider hiring each Employee, in each case, effective as of the Closing, at the same pay and under terms and conditions as were previously applicable to such Employees as Employees of Seller, subject to any exceptions listed on Schedule 6.3(a). Each Employee who accepts Purchaser’s offer of employment and has fulfilled all of the terms contained in such offer of employment shall be referred to herein as a “Continuing Employee”.

(b) Continuing Employees shall cease to participate in each Benefit Plan for all periods after their termination of employment with Seller; provided, however, that Continuing Employees shall continue to participate in Seller’s option plan (the “Seller Option Plan”), with respect to any options awarded on or before the date of this Agreement, on such vesting and other terms and conditions as such option plan shall provide (the “Continued Vesting Right”). With respect to the Continued Vesting Right, the Seller represents and warrants to the Purchaser that (i) the Seller shall take all actions necessary to accommodate the Continued Vesting Right, in compliance with all applicable Laws and the Seller’s organizational documents, (ii) the Seller shall be solely responsible for administering the Seller’s Option Plan, with respect to Continuing Employees and otherwise (the “Option Plan Administration”), and (iii) the Purchaser shall have no duty or obligation to assist with the Option Plan Administration. Purchaser shall have no obligation to provide any employee benefit plans, arrangements, or programs for the benefit of Continuing Employees.

(c) To the extent Purchaser adopts one or more employee benefit plans (“Purchaser Plans”), and to the extent such plans incorporate waiting or vesting periods, Purchaser shall, use commercially reasonable efforts to ensure that Continuing Employees (and their eligible dependents) are, as permitted by Law, given credit under each of the Purchaser Plans for their service with Seller for all purposes, including for purposes of satisfying any waiting or vesting periods or insurability requirements or applying any pre-existing condition limitations, and, as permitted by Law, to ensure that Continuing Employees are given credit under each of the Purchaser Plans for amounts paid under a corresponding Benefit Plan during the same period for the purpose of applying deductibles, co-payments, and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Purchaser Plans.

(d) It is understood and agreed that all provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and do not and shall not create any right in any other person, including any participant in any employee benefit or compensation plan or any beneficiary thereof or any Employee.

(e) Purchaser and Seller hereby agree that (i) to the extent necessary to ensure that Continuing Employees receive uninterrupted salary and employee benefits after the Closing Date and while they remain employed by Purchaser, and to the extent consistent with applicable Law and Contracts, Seller will, with respect to each Continuing Employee, after the Closing Date and until the earlier of (1) March 31, 2020, and (2) the date that such Continuing Employee ceases to be employed by Purchaser (subject to the Seller’s typical payroll schedule), continue to make payments with respect to salary and benefits coverage and related items (including, but not limited to, tax payments) to or on behalf of or in connection with each such Continuing Employee (and pay for any costs associated with such benefits coverage) under Seller’s current Benefit Plans (“Continuing Payments”), and (ii) Purchaser will reimburse Seller in full promptly for any costs incurred by Seller with respect to costs incurred under this Section 6.3(e) on behalf of Continuing Employees at all times after the Closing Date. The parties understand and agree that any salary payments made after the Closing Date under this Section 6.3(e) should be consistent, for each Continuing Employee, with Section 6.3(a) and Schedule 6.3(a). For the avoidance of doubt, for so long as Seller makes Continuing Payments, such Continuing Payments shall be in lieu of any payments of similar type or nature by Purchaser to any Continuing Employee receiving such Continuing Payments, and Purchaser shall have no obligation or duty to make any such payments to any such Continuing Employee.

6.4 Use of Props Tokens. Purchaser shall use its reasonable best efforts to continue to use Props Tokens on the App after the Closing. In connection therewith, on or prior to the Closing Date, Purchaser and Seller will enter into the YouNow Props Services Agreement.

6.5 Post-Closing Access, Notice and Cooperation. Each of Purchaser and Seller will, after the Closing Date, promptly afford to the other party and its Representatives reasonable access during normal business hours to its books, records and employees relating to the operation of the App to the extent reasonably requested by the other party. In the event that, after the Closing Date, Purchaser receives or otherwise is in possession of any Excluded Asset, Purchaser shall promptly notify Seller of its receipt or possession of the Excluded Asset and transfer such Excluded Asset to Seller. In the event that, after the Closing Date, Seller receives or otherwise is in possession of any Purchased Asset, Seller shall promptly notify Purchaser of its receipt or possession of the Purchased Asset and transfer such Purchased Asset to Purchaser. Each of Purchaser and Seller shall reasonably cooperate with each other regarding Tax matters and any proceedings, actions, audits or investigations by Governmental Authorities relating to the operation of the App or the Purchased Assets.

6.6 Purchase Price Allocation for Tax Purposes. Prior to the Closing, Seller and Purchaser shall cooperate to determine, to the extent necessary, any allocation of the Purchase Price among the Purchased Assets for federal, state, local and foreign income Tax purposes, and prepare an allocation statement in accordance with Section 1060 of the Code. Purchaser and Seller shall accurately reflect such allocation of the Purchase Price on all income Tax Returns and reports, including IRS Form 8594, for their respective taxable years in which the Closing occurs and shall not take any position inconsistent with such allocation before any taxing authority or in any judicial proceeding. Each party will promptly inform the others of any challenge by any Governmental Authority to any allocation made pursuant to this Section; provided, however, that Purchaser will be responsible for conducting and managing any such challenge and any and all costs and expenses related thereto, and agrees to consult with and keep Seller informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

6.7 Transfer Taxes. Each of Seller and Purchaser shall be responsible for fifty percent (50%) of any and all Transfer Taxes. Seller shall prepare and file all Tax Returns and necessary documentation with respect to such Transfer Taxes, and Purchaser shall provide reasonable assistance to Seller in order to help ensure all such Tax Returns are accurate and timely filed.

6.8 Shared Services. Seller and Purchaser hereby agree to share the use of services provided under certain Purchased Contracts as set forth on Schedule 6.8 (the “Shared Services”) after the Closing. Seller and Purchaser further agree that Seller’s use of the Shared Services shall be transitioned, and that Seller shall no longer use the Shared Services, within ninety days after the Closing. Seller and Purchaser further agree that Seller will reimburse Purchaser for its pro rata portion of the cost of the Shared Services on a monthly basis, and that the parties will negotiate in good faith to establish the amount of such reimbursement.

Article 7
Closing Conditions

7.1 Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser to complete the Closing under this Agreement are subject to the satisfaction by Seller or waiver by Purchaser of the following conditions precedent on or prior to the Closing Date:

(a) Ancillary Documents. Purchaser shall have received, in form and substance reasonably satisfactory to it:

(i) a certificate, dated the Closing Date, of the Chief Executive Officer of Seller certifying as to the matters set forth in Sections 7.1(a) through (d); and

(ii) a certificate, dated the Closing Date, of the Chief Executive Officer of Seller (or any other officer of Seller empowered to perform, and performing, company secretarial functions) attaching copies of (and certifying as to the authenticity of such copies) resolutions of the board of directors of Seller approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby; Seller’s Certificate of Incorporation; Seller’s Bylaws; a certificate from the Secretary of State of Delaware evidencing Seller’s good standing in Delaware, dated within ten (10) days of the Closing Date; and any other documents as may customarily be provided as part of company secretary closing certificates and have been reasonably requested in advance by Purchaser.

7.2 Conditions Precedent to Obligations of Seller. The obligations of Seller to complete the Closing are subject to the satisfaction by Purchaser, or waiver by Seller, of the following conditions precedent on or prior to the Closing Date:

(a) Other Transaction Documents. Seller shall have received a copy of the YouNow Props Services Agreement, duly executed by Purchaser.

(b) Closing Purchase Price Payment. Seller shall have received the Closing Purchase Price Payment from Purchaser.

(c) Accounts Receivable With Respect to Pollen Arrangement.

(i) On or prior to the Closing Date, Seller shall have received from Pollen a statement of estimated revenue (the “Estimated Pollen Closing Date Accounts Receivable Amount”) payable by Google Payment Corp. and Apple Inc. (“Pollen Sources”) as of the Closing Date.

(ii) On the Closing Date, Pollen shall pay to Seller the Estimated Pollen Closing Date Accounts Receivable Amount, in addition to the Purchase Price. The parties acknowledge and agree that this payment will be smaller than the actual revenue payable by Pollen Sources as of the Closing Date (the “Actual Pollen Closing Date Accounts Receivable Amount”), which revenue will not be finally determinable until after the Closing Date.

(iii) Thereafter, the full amount of the Actual Pollen Closing Date Accounts Receivable Amount shall belong to Purchaser, Purchaser shall assume all Pollen Liabilities and Seller shall have no further liability to Pollen. In furtherance of the foregoing, if after the Closing the Seller receives any portion of the Actual Pollen Closing Date Accounts Receivable Amount, it shall promptly forward such amounts to Purchaser as instructed by Purchaser from time to time, or such amounts shall be deducted from the payment otherwise to be made by Purchaser to Seller under Section 7.2(f)(iv).

(iv) As soon as reasonably practicable, but in no event later than May 31, 2020, the parties shall mutually agree on the Actual Pollen Closing Date Accounts Receivable Amount, and Purchaser shall promptly thereafter make a true-up payment to Seller in respect of any difference between the Estimated Pollen Closing Date Accounts Receivable Amount and the Actual Pollen Closing Date Accounts Receivable Amount.

(d) Pollen Termination of Liens; Pollen Loan Agreement with Purchaser. Seller shall have received, in form and substance satisfactory to it, evidence that Pollen has terminated its Liens against those of Seller’s assets that are not Purchased Assets, and evidence that Seller has no further obligation of any kind to Pollen. In addition to the foregoing, Purchaser shall have entered into a Loan Agreement with Pollen, satisfactory to Purchaser, with respect to loans by Pollen to Purchaser after the Closing Date.

(e) Ancillary Documents. Seller shall have received, in form and substance reasonably satisfactory to it:

(i) a certificate, dated the Closing Date, of the Chief Executive Officer of Purchaser certifying as to the matters set forth in Sections 7.2(a) through (b); and

(ii) a certificate, dated the Closing Date, of the company secretary of Purchaser (or any other officer of Purchaser empowered to perform, and performing, company secretarial functions) attaching copies of (and certifying as to the authenticity of such copies) documents of Purchaser evidencing the approval and authorization by Purchaser of the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby; Purchaser’s certificate of formation; Purchaser’s operating agreement; any other material organizational documents of Purchaser; a certificate from the Secretary of State of Delaware evidencing Seller’s good standing in Delaware, dated within ten (10) days of the Closing Date; and any other documents as may customarily be provided as part of company secretary closing certificates and have been reasonably requested by Seller.

Article 8
[Deliberately omitted.]

Article 9
Indemnification

9.1 Indemnification by Seller. Subject to the provisions of this Article, Seller shall, from and after the Closing, indemnify Purchaser and its Affiliates, successors and permitted assigns (each a “Purchaser Indemnified Person”) against, and hold each Purchaser Indemnified Person harmless from, any and all Losses incurred or suffered by such Purchaser Indemnified Person resulting from:

(a) Any material inaccuracy in or breach of any representation or warranty made by Seller in this Agreement or in any certificate delivered by Seller pursuant to Article VII;

(b) any material breach of any covenant or obligation of Seller set forth in this Agreement;

(c) any Excluded Liability; or

(d) any Losses based upon, resulting from or arising out of the Props Business.

9.2 Indemnification by Purchaser. Subject to the provisions of this Article, Purchaser shall, from and after the Closing, indemnify Seller and its Affiliates, successors and permitted assigns (each, a “Seller Indemnified Person”) against, and hold each Seller Indemnified Person harmless from, any and all Losses incurred or suffered by such Seller Indemnified Person resulting from:

(a) any material inaccuracy in or any breach of any representation or warranty made by Purchaser in this Agreement or in any certificate delivered by Purchaser pursuant to Article VII hereof;

(b) any material breach of any covenant or obligation of Purchaser set forth in this Agreement; or

(c) any Assumed Liability.

9.3 Limitation on Indemnification. Seller shall be required to indemnify Purchaser Indemnified Persons with respect to any matter (an “Indemnifiable Matter”) if and only to the extent that all Purchaser Indemnified Persons’ aggregate Indemnifiable Losses from Indemnifiable Matters exceed $50,000 (the “Deductible Amount”); and Seller shall be required to indemnify Purchaser Indemnified Persons with respect to Indemnifiable Matters only to the extent that the aggregate amount of all payments by Seller with respect to Indemnifiable Matters would not exceed $250,000 (the “Indemnification Cap”); provided, that the Indemnification Cap and the Deductible Amount shall not apply to (i) any claim that pleads fraud, to a level of particularity sufficient to withstand a motion to dismiss such pleadings, by or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby (provided, that the failure to disclose an immaterial matter shall be deemed not to be fraud for purposes of this Agreement), or (ii) any claim resulting from a breach of the representations or warranties contained in any of Sections 4.3, 4.7, 4.8, 4.11, or 4.12 of this Agreement (“Fundamental Representations”).

9.4 Expiration of Indemnities. All rights to indemnity under this Article shall expire and terminate twelve (12) months after the Closing Date, except that (i) rights to indemnity with respect to Fundamental Representations shall survive until twelve (12) months following the Closing Date, except with respect to any representations and warranties addressing Taxes which shall survive until thirty (30) days after the expiration of the statute of limitations applicable to such matters; provided, however, that no indemnity shall apply to any Fundamental Representation where the alleged breach was not attributable to actions or inactions of Seller prior to the Closing Date; (ii) rights to indemnity with respect to Assumed Liabilities and Excluded Liabilities shall continue indefinitely; and (iii) if written notice of a claim under this Article by any person having rights to indemnity under this Article is given to the party from which indemnification is sought, prior to the foregoing expiration or termination date that would apply to such claim, then the all rights to indemnity in respect of such claim shall survive until the claim is finally resolved, including by a final, nonappealable order of a court of competent jurisdiction.

9.5 Claims; Assumption of Defense

(a) If any Indemnified Person receives notice of the assertion or commencement of any claim made or brought by any third party (a “Third Party Claim”) against such Indemnified Person with respect to which such Indemnified Person intends to seek indemnification from the Indemnifying Person under this Agreement, the Indemnified Person shall give the Indemnifying Person reasonably prompt written notice thereof (a “Third Party Claim Notice”), but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim; provided, that the failure to timely provide a Third Party Claim Notice shall not relieve the Indemnifying Person of its indemnification obligations except and only to the extent that the Indemnifying Person is prejudiced thereby. A Third Party Claim Notice shall describe the Third Party Claim in reasonable detail, include copies of all material written evidence thereof, indicate the estimated amount, if reasonably practicable, of the Loss that has been or is expected to be sustained by the Indemnified Person, and indicate the provision of this Agreement under which indemnification is sought (including, if as a result of an alleged breach of a representation, warranty or covenant, the representation, warranty or covenant allegedly breached). The Indemnifying Person shall have the right to participate in or, by giving written notice to the Indemnified Person, to assume and control the defense of any Third Party Claim at the Indemnifying Person’s expense and by the Indemnifying Person’s own counsel, and the Indemnified Person shall cooperate in good faith in such defense; provided, that the Indemnifying Person shall not have the right to assume or control the defense of any such Third Party Claim that seeks an injunction or other non-monetary equitable relief against the Indemnified Person. In the event that the Indemnifying Person assumes the defense of any Third Party Claim, subject to the terms of this Article, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Person. The Indemnified Person shall have the right to participate in the defense of any Third Party Claim with counsel selected by it, subject to the Indemnifying Person’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Person, provided, that if in the reasonable opinion of counsel to the Indemnified Person, there exists an actual or potential conflict of interest between the Indemnifying Person and the Indemnified Person that cannot be waived such that representation of both parties by the same counsel would violate professional standards of conduct for attorneys in the jurisdiction where the Indemnifying Person’s counsel is practicing on behalf of the Indemnifying Person, the Indemnifying Person shall be liable for the reasonable, documented, out-of-pocket fees and expenses of one counsel to the Indemnified Person. If the Indemnifying Person affirmatively elects by written notice to the Indemnified Person not to assume and control the defense of such Third Party Claim, fails to notify the Indemnified Person in writing of its election to assume and control the defense of such Third Party Claim within thirty (30) days of its receipt of the Third Party Claim Notice, or fails to competently prosecute the defense of such Third Party Claim, the Indemnified Person may, subject to the terms of this Article, control the defense of such Third Party Claim and seek indemnification of all Losses as permitted by this Article with respect to such Third Party Claim. Seller and Purchaser (and any other Indemnified Person) shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of reasonable, documented, out-of-pocket expenses) to the defending party, employees of the non-defending party to the extent reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Notwithstanding any provision of this Agreement to the contrary, the Indemnifying Person shall not enter into a settlement or compromise of any Third Party Claim without the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned). If the Indemnifying Person is controlling the defense of a Third Party Claim, and it receives a firm offer to settle or compromise such Third Party Claim that is solely for money damages, provides a complete release of the Indemnified Person in connection with such Third Party Claim and, other than confidentiality requirements, contains no other material ongoing obligations, and the Indemnifying Person desires to accept and agree to such offer, the Indemnifying Person shall give written notice to that effect to the Indemnified Person (a “Settlement Notice”). If the Indemnified Person fails to consent to such firm offer within ten (10) Business Days after its receipt of the Settlement Notice, the Indemnified Person shall be deemed to have rejected such offer and shall be obligated to assume the defense of such Third Party Claim (and all costs and expenses related to the defense thereof after the date of its receipt of the Settlement Notice), and the Indemnifying Person’s indemnification obligations under this Agreement with respect to such Third Party Claim shall be limited to and will not exceed (but may be less than) the amount that the Indemnifying Person would have been obligated to pay if the Indemnified Person had not rejected such proposed settlement or compromise. If the Indemnified Person controls the defense of a Third Party Claim, it shall not enter into a settlement or compromise of such Third Party Claim without the prior written consent of the Indemnifying Person (which consent shall not be unreasonably withheld, delayed or conditioned).

9.6 Excess Recovery. If any Indemnified Person collects an amount in discharge of a claim in respect of a Loss pursuant to this Article and such Indemnified Person (or an Affiliate thereof) subsequently recovers from a third party a sum which is preferable to that claim in respect of such breach (such that the Indemnified Person has received an amount in connection therewith in excess of its related Losses) (such excess recovery, the “Excess Recovery”), such Indemnified Person shall (or, as appropriate, shall procure that such Affiliate shall) forthwith repay to the indemnifying party or parties an amount equal to the Excess Recovery less any reasonable, documented, out-of-pocket costs or expenses incurred by the Indemnified Person in procuring the Excess Recovery (but no more than the amount paid by or on behalf of the indemnifying parties to the Indemnified Person pursuant to this Article).

9.7 Subrogation. Upon making an indemnity payment pursuant to this Agreement, the indemnifying parties shall, to the extent of such payment, be subrogated to all rights of the Indemnified Person against any third party in respect of the Third Party Claims to which the payment related. Without limiting the generality of any other provision hereof, each such Indemnified Person and the indemnifying parties will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

9.8 No Duplication. Any Losses for which any Indemnified Person is entitled to indemnification under this Article shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement.

9.9 No Rescission. Notwithstanding any provision of this Agreement to the contrary, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party hereto, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby.

Article 10
Miscellaneous

10.1 Expenses. Each party hereto shall bear its own expenses with respect to the negotiation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transaction contemplated hereby and thereby, whether or not such transactions shall be consummated.

10.2 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received if given in person or by courier or a courier service, all charges prepaid:

(a) If to Seller, addressed as follows:

YouNow, Inc.
161 Bowery

New York, New York 10002

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

Attn: Richard Baumann, Esq.

(b) If to Purchaser, addressed as follows:

YouNow Media, LLC
875 3rd Avenue – 9th Floor

New York, New York 10022

Attn: Adam Greene, Esq.

with a copy (which shall not constitute notice) to:

Robinson Brog Leinwand Greene Genovese & Gluck P.C.

875 3rd Avenue – 9th Floor

New York, New York 10022

Attn: Adam Greene, Esq.

or to such other person or address as a party may designate for itself by notice given as herein provided.

10.3 Amendment. This Agreement may not be amended, modified or supplemented without the signed written consent of both parties.

10.4 Waivers. Failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement at any time shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power herein at any time be deemed a waiver or relinquishment of the same or any other right or power at any other time. No waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty, unless so agreed in writing by the waiving party.

10.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the internal Laws of the State of New York without giving effect to the principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state or federal court located within New York County, State of New York, in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized for such persons by the Laws of the State of New York and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process.

10.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY OF ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

10.7 Binding Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party, and any attempted or purported transfer without such consent shall be null and void ab initio.

10.8 Severability. In the event any provision of this Agreement, or the application of any such provision, is declared by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, such provision shall be deemed to be modified or restricted to the extent and in the manner necessary reasonably to effect the intent of the parties hereto and to render the same valid and enforceable, and the remainder of this Agreement will continue in full force and effect. The parties further agree to replace such void or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.9 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, except for the rights of Indemnified Persons under Article IX, no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right of any kind.

10.10 Further Assurances. From time to time at or after the Closing, at the reasonable request of the other, each of Purchaser and Seller will do and perform, or cause to be done and performed, such further acts and things, execute and deliver to the other such other documents, assignments and other instruments and take such other actions as the other may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby. For the avoidance of doubt, in connection with the foregoing, Purchaser and Seller understand and agree that certain matters (including, but not limited to, assignment or execution of Contracts and execution of employment agreements with Continuing Employees) (collectively, “Post-Closing Matters”) will not take effect until after the Closing, and Purchaser and Seller agree to exercise good faith efforts to ensure that all such Post-Closing Matters take effect or become effective as of no later than March 1, 2020, and Purchaser and Seller further agree to dutifully perform their respective obligations arising thereunder.

10.11 Entire Understanding. This Agreement (including the Schedules and Exhibits hereto) and the other Transaction Documents set forth the sole and entire agreement and understanding of the parties as to the matters addressed herein and therein, and supersede any and all prior agreements, discussions, negotiations, arrangements, understandings and other communications between the parties.

10.12 Bulk Sales. Purchaser hereby waives compliance with the requirements of: (a) any applicable state Tax Laws that may require notification of state taxing authorities and related actions in respect of bulk sales of assets outside of the ordinary course of business, and (b) any bulk transfer Laws (such as Article 6 of the Uniform Commercial Code as enacted in any state) or similar legislation applicable to the transactions provided for in this Agreement.

10.13 Limitation on Representations and Warranties. Seller makes no representations or warranties with respect to any projections, forecasts or forward-looking information that may have been provided to Purchaser. There is no assurance that any projected or forecasted results will be achieved. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV, SELLER DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND, EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN Article IV, PURCHASER ACKNOWLEDGES THAT PURCHASER WILL BE ACQUIRING THE PURCHASED ASSETS ON AN “AS IS, WHERE IS” BASIS.

10.14 Schedules. The Schedules hereto are intended only to qualify and limit the representations, warranties and covenants contained herein and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants. Certain agreements and other matters may be listed in the Schedules for informational purposes only. Disclosures made for the purpose of any one Schedule will be deemed made for the purpose of all Schedules, so long as cross-references are made or the applicability to the other Schedule(s) is reasonably apparent. The inclusion of any matter, information or item in a Schedule will not be deemed to constitute an admission of any liability by Seller to any third party. Summaries of or references to any document in the Disclosure Schedule do not purport to be complete and are qualified in their entirety by the documents themselves.

10.17 Representation by Counsel. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.18 Interpretation. The words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.” Headings are for reference only and shall not affect in any way the meaning or interpretation of this Agreement. All formulas in this Agreement (whether based upon words or numbers) will be calculated in a manner consistent with mathematic rules and constructs (e.g., multiplication and division performed before addition and subtraction unless context indicates otherwise, an addition of a negative number is a subtraction, a subtraction of a negative number is an addition, etc.). In this Agreement, unless the context otherwise requires: (a) words of the masculine, neuter or feminine gender will include the masculine, neuter and feminine gender, and words in the singular or in the plural will each include the other, as applicable; (b) reference to any person includes such person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a person in a particular capacity excludes such person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any other Transaction Document has the meaning assigned to such term in accordance with GAAP; (d) any agreement, instrument, insurance policy or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy or Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws, and includes references to all attachments thereto and instruments incorporated therein; and (e) the terms “and” and “or” mean “and/or.”)

10.19 Counterparts. This Agreement may be executed in one or more counterparts (including by means of signature pages executed and sent electronically), all of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart. Signatures delivered by electronic means shall have the same effect as originals.

Article 11
Definitions

11.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

“Affiliate” means, with respect to any specified person, any other person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified person, where the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities, by Contract or otherwise.

“App IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the operation of the App.

“App Privacy and Data Security Policies” means all of Seller’s past or present, internal or public-facing policies, notices, and statements concerning the privacy, security, or Processing of Personal Information in the operation of the App.

“Benefit Plan” shall mean any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, each other employee benefit plan, program or arrangement, employment, incentive, equity, vacation, profit sharing, retention, severance, change of control, deferred compensation agreement of any kind whatsoever, whether written or oral, which is maintained by Seller or any affiliate of Seller within the meaning of Section 414(b), (c), (m), or (o) of the Code and the regulations thereunder for the benefit of any Employees.

“Business Day” means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York, New York generally are closed for business.

“Business IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the conduct of the operation of the App.

“Business Privacy and Data Security Policies” means all of Seller's past or present, internal or public-facing policies, notices, and statements concerning the privacy, security, or Processing of Personal Information in the operation of the App.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means all non-public information concerning the operation of the App, the Purchased Assets, the Assumed Liabilities, Seller or any of its Affiliates, the terms or conditions of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby; provided, that Confidential Information shall not include information that (i) is or has become obtainable from public or published sources, (ii) is received from a third party who does not breach a confidentiality obligation to Seller or an Affiliate of Seller in holding or providing such information, or (iii) Purchaser can demonstrate was independently developed by Purchaser.

“Contract” means any contract, lease, agreement, indenture, mortgage, note, bond or instrument.

“Employees” means the employees of Seller engaged primarily in the operation of the App as currently operated.

“Environmental Law” means all applicable Laws related to employee health and safety and protection of the environment.

“Governmental Authority” means any legislature, administrative body, agency, instrumentality, court, tribunal or other authority of any international, national, federal, state, local, foreign or other government or political subdivision thereof.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnifiable Losses” means Losses that are indemnifiable under Article IX.

“Indemnified Person” means a Purchaser Indemnified Person or a Seller Indemnified Person, as applicable.

“Indemnifying Person” means the person claimed by the applicable Indemnified Person to be obligated to provide Indemnification under Article IX.

“Intellectual Property” means all intellectual property arising from or in respect of the following: (i) all patents and applications therefor, including continuations, continuations-in-part, or reissues of patent applications and patents issuing thereon, (ii) all trademarks, service marks, trade names, service names, brand names, all trade dress rights, logos, internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (iii) copyrights and registrations and applications therefor and works of authorship, and mask work rights, (iv) all software, (v) all Social Media Platforms, (vi) confidential information, know-how, trade secrets and inventions and (vii) all other intellectual property.

“Intellectual Property Assets” means all Intellectual Property used or held for use in the operation of the App, whether by the Seller or a third party, as currently conducted, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof/accruing on or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present or future infringement, misappropriation, or other violation thereof, and (iii) Intellectual Property Registrations pertaining to the foregoing.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Purchased Intellectual Property.

“Intellectual Property Registrations” means all  issuances, registrations or applications by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights and pending applications for any of the foregoing, pertaining to any Intellectual Property Asset.

“Law” means any law, statute, ordinance, rule, regulation, judgment, decree, ruling, injunction or order of any Governmental Authority, as in effect from time to time, including as amended, modified or supplemented, in whole or in part, and including any rules and regulations promulgated thereunder.

“Liability” means, with respect to any person, any obligation, duty, responsibility or other liability of such person, of any kind, character or description, whether known or unknown, whether asserted or unasserted, whether executory, determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether disputed or undisputed, whether disclosed or undisclosed, whether incurred or consequential, whether secured or unsecured, joint or several, vested or unvested, whether due or to become due, whether choate or inchoate and whether or not required under GAAP to be accrued on the financial statements of such person and regardless of whether such debt, duty or liability is immediately due and payable, and including all costs and expenses related thereto.

“Licensed Intellectual Property” means all Intellectual Property in which Seller holds any rights or interests granted by other persons, including any of Seller’s Affiliates, that is used or held for use in the operation of the App as currently operated.

“Lien” means any mortgage, deed of trust, collateral assignment, security interest, lien, pledge, hypothecation or other encumbrance.

“Loss” means any and all losses, liabilities, costs, damages, penalties and expenses (including reasonable, documented, out-of-pocket attorneys’ fees); provided, that “Losses” shall not include any consequential, incidental, indirect, exemplary, special or punitive damages, including any loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity, except to the extent claimed by a third party in a third party claim for which an Indemnified person is entitled to indemnification in accordance with the terms of Article IX.

“Material Adverse Effect” means any change, event or effect that (a) is materially adverse to the operation of the App, the Purchased Assets or Assumed Liabilities, or (b) materially impairs Seller’s ability to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute a “Material Adverse Effect”: (i) changes that are the result of factors generally affecting the operation of the App that do not disproportionately affect the operation of the App as compared to other businesses of similar size and scope that operate in the same industry or business as the operation of the App; (ii) changes in Laws, or the interpretation thereof, that do not disproportionately affect the operation of the App as compared to other businesses of similar size and scope that operate in the same industry or business as the operation of the App; (iii) changes that are the result of economic factors affecting the national, regional or world economy or acts of war or terrorism that do not disproportionately affect the operation of the App as compared to other businesses of similar size and scope that operate in the same industry or business as the operation of the App; (iv) changes that are the result of the announcement or pendency of the transactions contemplated by this Agreement and the other Transaction Documents, including the impact thereof on relationships (contractual or otherwise) with customers, suppliers, licensors, partners or employees of the operation of the App; (v) the failure, in and of itself, of the operation of the App to meet any of its internal projections or forecasts; and (vi) changes that result from any action taken by Seller pursuant to this Agreement or at the written request or with the written consent of Purchaser.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Open Source Software” means any software that is distributed as “free software,” “open source software,” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd) (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License, and BSD Licenses).

“Personal Information” means any information that identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural person, including name, street address, telephone number, email address, identification number issued by a Governmental Authority, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other information that is considered “personally identifiable information,” “personal information,” or “personal data” under applicable Law, and all data associated with any of the foregoing that are or could reasonably be used to develop a profile or record of the activities of a natural person across multiple websites or online services, to predict or infer the preferences, interests, or other characteristics of a natural person, or to target advertisements or other content to a natural person.

“Privacy Laws” means all applicable Laws, Governmental Orders, guidance issued by any Governmental Authority concerning the privacy, security, or Processing of Personal Information (including Laws of jurisdictions where Personal Information was collected), including, as applicable, data breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Laws, data security Laws, and Laws concerning email, text message, or telephone communications. Without limiting the foregoing, Privacy Laws include: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, the Gramm-Leach-Bliley Act, the Family Educational Rights and Privacy Act, the means the General Data Protection Regulation (Regulation (EU) 2016/679) (the “GDPR”), and all other similar international, federal, state, provincial, and local Laws.

“Processing” means any operation performed on Personal Information, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, storage, transmission, transfer, protection, disclosure, destruction, or disposal of Personal Information.

“Props Tokens” means those Ethereum-based and “ERC-20”-compliant cryptographic tokens issued by Seller and existing on the Ethereum blockchain.

“Representatives” means, with respect to any person, such person’s Affiliates and any equity holders, directors (or members of a similar governing body), officers, employees, consultants, accountants, attorneys and other agents and representatives of such person or its Affiliates.

“Seller’s Knowledge” means (i) the actual, direct and personal knowledge as of the applicable referenced time period of Adi Sideman, Yonatan Sela and Eran Kalmanson (ii) the knowledge that such individuals would reasonably be expected to have if they were fulfilling their duties in a commercially reasonable manner on behalf of Seller.

“Source Code” means source code for proprietary software included in any Intellectual Property Asset.

“Tax” or “Taxes” means all foreign and domestic federal, state and local income (including gross and net income), property (including real and personal property), sales, use, ad valorem, employment, excise, franchise, gross receipts, license, occupation, payroll, premium, profits (including windfall profits), severance, stamp, transfer, withholding and other taxes of any kind whatsoever, customs duties and other fees, charges or assessments in the nature of a tax, in each case imposed by a Governmental Authority, including any interest, penalties, additions to tax or other additional amounts imposed by any Governmental Authority.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement, estimated return or statement or other document (including, without limitation, any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with any determination, assessment or collection of any Tax or the administration of any Law relating to any Tax.

“Transaction Documents” means this Agreement, the YouNow Props Services Agreement and any other Contract, instrument, certificate or document which has been or is to be entered into, executed or delivered at the Closing or otherwise in connection with the transactions contemplated by this Agreement and such other agreements.

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed and delivered as of the date first written above.

Purchaser:

YOUNOW MEDIA, LLC

By:	/s/ David Pachter
Name: David Pachter
Title: Chairman

Seller:

YOUNOW, INC.

By:	/s/ Adi Sideman
Name: Adi Sideman
Title: CEO

[Signature Page to Asset Purchase Agreement]